Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

School of Whales Commercial Real Estate Equity Fund, LLC

Miami, Florida

We consent to the inclusion by reference in this Form 1-K, Annual Report Pursuant to Regulation A of the Securities Act of 1933 for the Annual Period December 31, 2021, of our report dated April 29, 2022, relating to the financial statements of School of Whales Commercial Real Estate Equity Fund, LLC (the Company) which is incorporated by reference in the Form 1 -K. Our audit was performed in accordance with auditing standards generally accepted in the United States of America, of the financial statements of School of Whales Commercial Real Estate Equity Fund, LLC as of December 31, 2021 and 2020 and for the years then ended.

We also consent to the reference of our Firm under the caption “experts” in such Form 1-K.

Fort Lauderdale, Florida

April 29, 2022